CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-100561 of The Procter & Gamble Company on Form S-8 of our report dated 20 September 2013, appearing in this Annual Report on Form 11-K of The Procter & Gamble 1-4-1 Plan for the year ended 30 June 2013.

/s/ DELOITTE LLP
DELOITTE LLP

Newcastle upon Tyne, United Kingdom

20 September 2013